Exhibit 21.1

Subsidiaries of Control4 Corporation

Control4 EMEA Ltd (United Kingdom)

Control4 HK Limited (Hong Kong)

Control4 India Private Limited (India)

Control4 Smart Control Technology Shanghai Co., Ltd. (PR China)